Exhibit 10.28

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is made and entered into as of September 23rd, 2011 (the “Effective Date”) by and between PPD DEVELOPMENT, LP, a Texas limited partnership, with its principal executive offices located at 929 North Front Street, Wilmington, North Carolina 28401 (“PPD”) and Aastrom Biosciences, Inc., a Michigan Corporation, with its principal executive offices located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor Michigan 48105 (“Sponsor”).

WHEREAS, Sponsor is engaged in the development, manufacture, distribution and sale of pharmaceutical products; and

WHEREAS, PPD is a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services; and

WHEREAS, Sponsor may wish to retain the services of PPD from time to time to perform clinical development services in connection with certain clinical research programs Sponsor is conducting (individually, a “Project”), in which case the terms and conditions for each such Project shall be set forth in a project addendum to be attached to this Agreement and incorporated herein by reference (individually, a “Project Addendum” and collectively, the “Project Addenda”); and

WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and the attached Project Addenda.

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             SERVICES.

1.1          Services to be Provided by PPD.  PPD hereby agrees to provide to Sponsor the services identified and described in the Services section of each Project Addendum attached to this Agreement (the “Services”).  PPD shall perform the Services for each Project set forth in the applicable Project Addendum in compliance with (i) the protocol for the Project (“Protocol”), which shall be attached to and made a part of the applicable Project Addendum, (ii) the terms and conditions of this Agreement, (iii) the terms and conditions of the applicable Project Addendum, (iv) PPD’s standard operating procedures (“SOPs”), which have been approved by Sponsor, and (v) all applicable laws, rules and regulations.  Sponsor agrees that PPD is responsible only for those Services set forth on a properly executed Project Addendum.

1.2          Project Addendum.  In the event that the parties hereto shall reach agreement with respect to the provision of Services for a Project, PPD and Sponsor shall execute a Project Addendum evidencing such Services.  Sponsor agrees that the Project Addendum shall be executed by both parties before PPD commences work under the Project Addendum, unless the parties otherwise agree in writing.  Each Project Addendum shall be attached to this Agreement and incorporated into and made a part of this Agreement by reference, and each such Project Addendum and this Agreement shall constitute the entire agreement for the applicable Project.  To the extent any terms set forth in a Project Addendum conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Project Addendum.

1.3          Out of Scope.  In the event that PPD is requested or required to perform services for a Project that are not specifically provided for in the applicable Project Addendum (the “Out of Scope Services”), such Out of Scope Services and a compensation schedule therefor (the “Out of Scope Agreement”) must be mutually agreed upon by the parties in writing prior to PPD’s provision of such Out of Scope Services.  The Out of Scope Agreement shall constitute an amendment to the applicable Project

PPD Universal MSA 14July06

Addendum and the Out of Scope Services set forth therein shall be deemed to be Services as that term is used in this Agreement and the applicable Project Addendum.

1.4          Sponsor Cooperation.  Sponsor will cooperate with PPD in providing information to PPD, taking action and executing documents, as set forth in the applicable Project Addendum, to achieve the objectives of this Agreement.  Sponsor acknowledges and agrees that PPD’s performance under this Agreement is dependant on Sponsor’s timely and effective cooperation with PPD and performance of its obligations in accordance with the applicable Project Addendum.  Accordingly, Sponsor acknowledges that any delay by Sponsor may result in PPD being released from an obligation or schedule deadline or in Sponsor having to pay extra fees in order for PPD to meet a specific obligation or deadline despite the delay.  Sponsor shall comply with all applicable laws, rules and regulations governing the performance of its obligations hereunder and the subject matter of this Agreement, including without limitation, Sponsor’s Property (as defined below).

1.5          Serious Adverse Event and Medical Management Plan.  Notwithstanding anything to the contrary herein, in the event PPD and Sponsor agree upon a serious adverse event and medical management plan relating to a specific Project (“SMMP”), the parties shall comply with the terms and conditions of any such SMMP.  In the event of any conflict between the terms and conditions of the SMMP and the relevant Project Addendum, the terms and conditions of the SMMP shall control.  Sponsor shall be responsible for any additional costs associated with compliance with the SMMP as set forth therein or as set forth in the applicable Out of Scope Agreement pursuant to Section 1.3 herein.

2.             PERSONNEL RETENTION.

In the event of delays in the performance of the Study, i.e., after PPD is authorized to commence work, which are beyond the control of PPD, and where Sponsor desires for PPD to keep PPD Study personnel assigned to the Study, the parties shall execute an Out of Scope Agreement pursuant to Section 1.3 herein providing for such personnel retention, and, in addition to any other sums payable to PPD hereunder, Sponsor agrees that Sponsor shall pay a personnel fee calculated on an FTE-day basis as set forth in the applicable Out of Scope Agreement. Said personnel fees shall be invoiced by PPD on a monthly basis, and shall be due and payable by Sponsor within 30 days of receipt of invoice.

3.             MEDDRA AND WHODRUG DICTIONARY LICENSE.

The parties acknowledge that MedDRA and Uppsala Monitoring Centre product licenses are required by all parties who wish to distribute or receive MedDRA or WHODrug dictionary terminology.  Each party represents and warrants that it possesses a current MedDRA and/or Uppsala Monitoring Centre product license.  In the event Sponsor requests that PPD perform services which require PPD to distribute MedDRA terminology or WHODrug dictionary to third parties, Sponsor shall be responsible for ensuring that all such third parties possess the necessary MedDRA and/or Uppsala Monitoring Centre product licenses.

4.                                     ENROLLMENT DISCLAIMER.

Except as may otherwise be provided in a Project Addendum, enrollment numbers are good faith estimates and PPD shall exercise all reasonable diligence to meet such enrollment estimates.

5.                                      FINAL PROTOCOL.

The parties agree that Sponsor shall be solely responsible for the final review, approval and adoption of the Protocol and PPD shall not be liable for such Protocol.

6.             COMPENSATION AND PAYMENT.

6.1          Charges for Services.  Sponsor shall pay PPD for all Services performed under this Agreement and any Project Addendum (“Direct Fees”) in accordance with the rates for such Services set forth in such Project Addendum.  Sponsor shall also reimburse PPD for all out-of-pocket expenses incurred in connection with the performance of the Services with respect to a Project, including, without limitation, investigator grants and fees, travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees, required Institutional Review Board or similar board or committee fees, and other “pass through” expenses incurred in accordance with the budget for the Services and included in the applicable Project Addendum (collectively, the “Pass Through Costs”).  Except as otherwise expressly provided in a Project Addendum, PPD shall submit to Sponsor for each Project a monthly invoice describing the Services performed on such Project, the Direct Fees due for such Services, and all Pass Through Costs paid by PPD.  Sponsor shall pay each monthly invoice within thirty (30) days of receipt of said invoice to the extent consistent with the applicable budget and/or payment schedule.  PPD shall have no obligation to pay subcontractor costs or investigator grant payments to any subcontractor or investigator site (the “Site”) for conduct of services related to a Project until PPD has received payment of such Pass Through Costs from Sponsor.  In connection with any contract between PPD and a third party that will perform Services as contemplated herein, provided that Sponsor has reviewed and approved the execution and delivery of such contract, then, it is the parties’ express intent that such third party shall be a third party beneficiary to this Agreement to the extent necessary to enforce payment by Sponsor of any monies owed by PPD to the Site or Subcontractor for Services under such reviewed and approved contract.  Notwithstanding anything to the contrary contained herein, Sponsor acknowledges and agrees that certain vendor and subcontractor contracts, including without limitation, contracts for investigator meetings and patient recruitment services, must be advanced and paid up front by Sponsor as provided in the applicable budget.  PPD shall be under no obligation to incur any such vendor or subcontractor fees until such fees are received by Sponsor.  In addition, in certain circumstances, PPD may require investigator grants to be advanced by Sponsor at the timeframes mutually agreed upon by the parties.

6.2          Payment after Termination.  Upon termination of any Project Addendum or this Agreement pursuant to Section 7 below, Sponsor shall pay PPD all Direct Fees and Pass Through Costs for all Services performed through the termination date.  In addition, Sponsor shall reimburse PPD for all reasonable, non-cancelable obligations to third parties (where such obligations were created as a result of a Project being authorized by the Sponsor) that were incurred or to be incurred as provided in the applicable Project Addendum, otherwise as approved by Sponsor, or as reasonably required to ensure access to persons or assets required to perform the Services as described in the applicable Project Addendum; provided that the total amount payable under this Section 6.2 upon such a termination shall in no event exceed the amounts that would have been payable if the termination has not occurred and the Services had been performed in full.  Any funds held by PPD which shall be shown by Sponsor to be unearned at the date of termination shall be returned to Sponsor within forty-five (45) days of after the termination date of the Project Addendum or this Agreement, whichever is applicable.  Certain Services of PPD require greater utilization of resources at the outset such that compensation for such services based on a percentage of milestones completed prior to PPD fully completing the milestone would work to the detriment of PPD.  Accordingly, the parties agree that in the event of early termination, compensation for partially completed milestones shall be made on a time and materials basis.

6.3          Pre-Execution Services.  In the event Sponsor requests PPD to begin providing the Services for a Project prior to the execution by Sponsor of a Project Addendum or other mutually agreed upon writing, Sponsor agrees that PPD shall be compensated on a time and materials basis for Services performed in accordance with the PPD Proposal for Services which formed the basis of the award of the Project to PPD.

6.4          Payments.  Unless otherwise set forth in a Project Addendum, all payments to PPD under this Agreement or any Project Addendum shall be made as follows:

If made by check, payment mailed to:	PPD Development, LP
12937 Collections Center Drive
Chicago, Illinois 60693

Tax ID# 74-2325267

If made by wire transfer, payment wired to:	Bank of America
Acct: 000696217456
ABA: 026009593
Acct Name: PPD Development, LP

7.             TERM AND TERMINATION.

7.1          Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years unless extended by mutual written agreement by the parties.  Each Project Addendum shall be effective upon the date signed by the last signatory thereto and shall terminate upon (i) the completion of the Services to be provided thereunder, and (ii) PPD’s receipt of all Direct Fees, Pass Through Costs, and any other payments due to PPD related to the Services provided thereunder, unless earlier terminated in accordance with this Section 7.

7.2          Early Termination.  This Agreement and any Project Addendum may be terminated with or without cause by Sponsor upon thirty (30) days prior written notice.  PPD may terminate this Agreement with or without cause upon thirty (30) days prior written notice at any time during which no Project Addendums are then in effect.  Either Party may terminate this Agreement upon the uncured material breach of a material provision of this Agreement (including any Project Addendum) that is not cured within thirty (30) days after notice of breach sent by the non-breaching Party to the breaching Party.

7.3          Insolvency.  Either party hereto may terminate this Agreement immediately upon the occurrence of an “Insolvency Event” with respect to the other party.  For purposes of this Agreement, “Insolvency Event” shall mean (1) a party or any of its subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (3) an order for relief shall be entered against a party or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.

7.4          Effect of Termination.  The termination of this Agreement by either party shall automatically terminate all Project Addenda, unless otherwise agreed in writing.

7.5          Wind Down.  Upon the termination of this Agreement or a Project Addendum, PPD shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD hereunder.

7.6          Provisions Surviving Termination.  The obligations of the parties contained in Sections 6, 7.4, 7.5, 7.6, 9, 10, 11, 12, 13.2, 16.2, 16.3, 16.6, 16.7, 16.8, 16.11, 16.12 and 16.13 hereof and herein shall survive termination of this Agreement.

8.             PERSONNEL.

8.1          Project Management.  The Services with respect to each Project shall be performed by PPD under the direction of the person identified as the Project Manager in the applicable Project Addendum or such other person acceptable to Sponsor as PPD may from time to time designate as the

Project Manager, such Sponsor acceptance of the designated Project Manager not to be unreasonably withheld or delayed in all instances.

8.2          Covenant Not to Interfere.  During the period in which a particular Project is being conducted, neither party shall recruit, hire or employ any personnel of the other party who is material to the performance of such Project without the prior written consent of such other party.

9.             CONFIDENTIALITY.

9.1          Sponsor Confidential Information.  PPD shall treat all information obtained from Sponsor or developed by PPD for Sponsor in connection with the performance of the Services (“Sponsor Confidential Information”) as the confidential and exclusive property of Sponsor.

9.2          PPD Confidential Information.  Sponsor shall treat all information obtained from PPD including, without limitation, any PPD bids or proposals, standard operating procedures, personnel information, all PPD Property (as defined below) and any revisions, improvements or enhancements thereto (“PPD Confidential Information”) as the confidential and exclusive property of PPD.

9.3          Use of Sponsor Confidential Information and PPD Confidential Information.  Each party shall use the other’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the other party.  Neither party shall publish, disseminate or otherwise disclose Confidential Information of the other to any third party without first obtaining the written consent of such other party.  Each party shall restrict the dissemination of the other’s Confidential Information with its organization to only those persons who have a need to know, and shall ensure that all of its directors, officers, employees, agents, representatives and advisors (collectively, “Agents”) are aware of this Agreement and bound by the terms of confidentiality stated herein.

9.4          Exceptions to Confidential Information.  The above provisions of confidentiality shall not apply to that part of disclosing party’s Confidential Information which the receiving party is able to demonstrate by documentary evidence: (i) was in the receiving party’s possession prior to receipt from the disclosing party or is independently developed by the receiving party by persons who have not had access to the disclosing party’s Confidential Information; (ii) was in the public domain at the time of receipt from disclosing party; (iii) subsequently becomes a part of the public domain through no fault of the receiving party or its Agents; and (iv) is lawfully received by the receiving party from a third party having a right of further disclosure.

9.5          Disclosure Required by Law.  The non-disclosure obligations pursuant to this Agreement shall not apply to Confidential Information that a receiving party is required to disclose pursuant to any judicial action, order of the court or other governmental agency; provided, however, that the receiving party shall make all reasonable efforts to notify the disclosing party prior to the disclosure of Confidential Information and allow the disclosing party the opportunity to contest and avoid such disclosure, and further provided that the receiving party shall disclose only that portion of such Confidential Information that it is legally required to disclose.

9.6          Return of Information.  Upon termination or expiration of this Agreement or at the disclosing party’s earlier written request, the receiving party shall return, and shall cause its Agents to return, all documentary, electronic or other tangible forms of Confidential Information provided by the disclosing party including, without limitation, any and all copies thereof, or, at the disclosing party’s request, destroy all or such parts of the disclosing party’s Confidential Information as the disclosing party shall direct.  Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party’s Confidential Information as is reasonably necessary for regulatory and business archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

9.7          Remedy.  Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of the terms of this

Agreement.  Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or a Project Addendum or the continuation of any such breach, without the necessity of proving actual damages.

9.8          Privacy Laws.  All information containing personal data shall be handled in accordance with all applicable privacy laws, rules and regulations, including, without limitation, the European Data Protection Directive [EC/95/46] and Health Insurance Portability Accountability Act (HIPAA).

10.          INTELLECTUAL PROPERTY.

10.1        No License.  Neither anything contained herein, nor shall the delivery of any information to a party hereto, be deemed to grant the receiving party any right or license under any patent or patent application or to any know-how, technology or invention of the disclosing party.

10.2        Sponsor Property.  Subject to Section 10.3 below, PPD hereby assigns to Sponsor all rights PPD or its Agents may have in any invention, technology, know-how or other intellectual property directly relating to the use or composition of a Project drug or Protocol and which (i) results from PPD’s provision of the Services or (ii) specifically sets forth as a deliverable under a Project Addendum, and PPD shall assist Sponsor, at Sponsor’s sole cost and expense, in obtaining or extending protection therefor.  PPD warrants that it has and will continue to have agreements with its Agents to effect the terms of this Section 10.2.

10.3        PPD Property.  PPD possesses certain inventions, processes, technology, know-how, trade secrets, improvements, other intellectual property and assets, including, without limitation, those related to business or product plans or proposals, marketing strategies, standard operating procedures, data, composition of matter, research, experimental results, personnel data, financial information and conditions, pricing information, customer information, supplier/vendor information, raw materials, data collection and data management processes, laboratory analyses, analytical, biotechnology and clinical methods, procedures and techniques, computer technical expertise and software (including code) which have been independently developed without the benefit of any information provided by Sponsor (collectively, “PPD Property”).  For avoidance of doubt, methods of conducting and administering preclinical and clinical research that are proprietary to PPD are intended to be and shall be included within the PPD Property.  Sponsor and PPD agree that any PPD Property or revisions, improvements or enhancements thereto shall be the sole and exclusive property of PPD, and Sponsor shall have no rights, title and interest to such PPD Property.

11.          INDEMNIFICATION.

11.1        Sponsor Indemnity.  Sponsor shall indemnify, defend, and hold harmless PPD and its Agents from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees, expert witness fees, court costs, and amounts incurred by PPD under indemnity obligations imposed upon it by a third party provided to a Project where such third party provider has been approved by Sponsor and such obligations arise under an agreement that was reviewed and approved by Sponsor, incurred in connection with any claim, demand, action, proceeding, investigation or hearing (collectively, a “Claim”) directly or indirectly relating to or arising from this Agreement or any Services provided by PPD hereunder, including but not limited to, Project related services provided by PPD at the request of Sponsor yet prior to finalization of the relevant Project Addendum; provided however, that Sponsor shall have no obligation of indemnity hereunder with respect to any Claim arising from the negligence or intentional misconduct on the part of PPD or its Agents or a breach of this Agreement by PPD or its Agents.

11.2        PPD Indemnity.  PPD shall indemnify, defend and hold harmless Sponsor and its Agents from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, cost and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witnesses and court costs, incurred in connection with any Claim to the extent arising from the negligence or intentional misconduct of PPD or its Agents.

11.3        Indemnification Procedure.  Each indemnified party shall give the indemnifying party prompt notice of any Claim for which indemnification is sought hereunder.  The indemnifying party shall have the right to control the defense and settlement of a Claim, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the indemnified party shall reasonably cooperate in the investigation, defense and settlement of such Claim.  Any indemnified party shall have the right to participate in, but not control, the defense and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the indemnified party’s own expense, unless (i) the employment thereof has been specifically authorized by the indemnifying party, or (ii) the indemnifying party has failed to assume the defense and employ counsel (in which case the indemnified party shall control the defense and settlement of such Claim).  The costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified party in connection with any Claim shall be reimbursed on a monthly basis by the indemnifying party subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

12.          LIMITATION OF LIABILITY.

WITH THE EXCEPTION OF A PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES, WHETHER IN CONTRACT OR TORT.

13.          RECORD STORAGE.

13.1        Record Maintenance during Project.  During the term of this Agreement, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the Services hereunder, including all computerized records and files.  PPD shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to a Project.

13.2        Record Maintenance after Expiration or Termination.  Upon the expiration or termination of this Agreement other than for Sponsor’s breach of required payment hereunder, all materials and all other data and information obtained or generated by PPD in the course of providing the Services hereunder (collectively, the “Records”) shall, at Sponsor’s option, be (i) delivered to Sponsor at its expense and risk to its offices identified herein in such form as is then currently in the possession of PPD, (ii) retained by PPD for Sponsor for a period of three (3) years, or (iii) disposed of at Sponsor’s expense, as directed by written request of Sponsor, unless the Records are otherwise required to be stored or maintained by PPD under applicable law.  If PPD is required or requested to maintain and/or store the Records for a period beyond three (3) years after the termination or expiration of this Agreement, Sponsor shall reimburse PPD for its maintenance and storage costs. In no event shall PPD dispose of Records without first giving Sponsor sixty (60) days prior written notice of its intent to dispose of the Records.  PPD shall be entitled at its expense to retain copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 9 above.

14.          DEBARMENT.

PPD hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992.  If PPD or any of its Agents who perform Services for a Project is debarred or receives notice of an action or threat of action of debarment, PPD shall immediately notify Sponsor of same.  The debarment of PPD or any of its Agents (which are providing services to Sponsor on a Project under this Agreement) that remains in place for a period of at least thirty (30) days shall be deemed to be a material breach of this Agreement, unless, with respect to the debarment of an Agent which is providing services to Sponsor hereunder, PPD is able to replace the Agent within such 30-day period, in which case the debarment of the replaced Agent shall not be a material breach of this Agreement.

15.          CURRENCY MANAGEMENT.

15.1        Direct Fees.  All Direct Fees owed to PPD for Services performed under this Agreement or any Project Addendum shall generally be invoiced to and paid by Sponsor in the “Contract Currency”, which shall be defined as the currency or currencies designated in any budget or payment schedule set forth in a Project Addendum.  However, any Services performed outside the United States shall be invoiced to and paid by Sponsor in the local currency where such Services are performed with any Services performed in Europe being invoiced to and paid by Sponsor in British pounds or Euros.

15.2        Pass Through Costs.  Where PPD incurs Pass Through Costs in a currency other than the Contract Currency, PPD shall, for Sponsor invoicing and payment purposes, convert such costs to the Contract Currency based on the average of the daily exchange rates as published in the Wall Street Journal between the local currency and the Contract Currency for the month in which such costs were incurred.

15.3        Investigator Fees.  PPD shall pay investigator fees in the currency specified in the investigator agreements.  For Sponsor invoicing and payment purposes, PPD shall convert all investigator fees that are to be paid in a currency other than the Contract Currency to the Contract Currency.  The conversion to the Contract Currency shall be based on the monthly average of the daily exchange rates as published in the Wall Street Journal between the currency specified in an investigator agreement and the Contract Currency for the month prior to the month the Sponsor invoice is raised.  All amounts invoiced to Sponsor will be based upon an accrual of costs owed to investigators.  At the end of the project a ‘true up’ will be completed between the estimated exchange rate used for the purposes of billing on the basis of the accrued costs versus the exchange rate when the actual payment is made to the sites and any variation billed or credited to the Sponsor as applicable.

16.          MISCELLANEOUS.

16.1        Independent Contractor Relationship.  The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer.  Neither party shall have any right, power or authority to bind or obligate the other, nor shall either hold itself out as having such right, power or authority.

16.2        Publicity.  Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of the other party in each instance.  The restrictions imposed by this Section shall not prohibit a party from making any disclosure identifying the other party that is required by any applicable law, rule or regulation.

16.3        Publication.  PPD may not publish any articles or make any presentations relating to the Services provided to Sponsor hereunder with respect to a Project or referring to data, information or materials generated as part of the Services without the prior written consent of Sponsor.

16.4        Insurance.  Sponsor and PPD each will maintain insurance in types and amounts reasonably adequate to cover any liabilities arising out of its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage.

16.5        Force Majeure.  If either party shall be delayed, hindered, or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other cause beyond such party’s reasonable control (each, a “Disability”), then performance of such act shall be excused for the length of time necessary to cure such Disability and resume performance.  A party shall not be liable for any delays resulting from a Disability, and any affected timelines shall be extended for a period at least equal to that of the Disability and each Project budget shall be adjusted to reflect any cost increases resulting from such Disability.  The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability.

16.6        Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date delivered if delivered (i) personally, (ii) on the first business day after the date sent if sent by recognized overnight courier, (iii) on the date transmitted if sent via facsimile (with confirmation of receipt generated by the transmitting machine), or (iv) on the second business day after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices to each party shall be sent to the address for said party set forth in the applicable Project Addendum.  If no address is provided in the Project Addendum, then notices shall be sent to the following address:

If to PPD:	PPD Development, LP
3151 South 17th Street
Wilmington, North Carolina 28412
Attention: CEO
Tel: (910) 251-0081
Fax: (910) 762-5820

If to Sponsor:	Aastrom Biosciences, Inc.
24 Frank Lloyd Wright Drive
Lobby K
Ann Arbor, MI 48105
Attention: Tim Mayleben, CEO and President
Tel: (734) 418-4410
Fax: (734) 665-0485

Either party may change its notice address by notice to the other party hereto in the form and manner provided in this Section 16.6.

16.7        Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to its conflicts of laws provisions.

16.8        Severability.  If any provision of this Agreement or any Project Addendum is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement or such Project Addendum will not be materially or adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement or such Project Addendum will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement or such Project Addendum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a party of this Agreement or such Project Addendum, a legal, valid and enforceable provision as similar in terms as to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

16.9        Waiver.  Any term or condition of this Agreement or a Project Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement or a Project Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement or such Project Addendum on any future occasion.

16.10      Amendments.  No amendment, change or modification to this Agreement or any Project Addendum shall be effective unless in writing and executed by the parties hereto.

16.11      Assignment and Subcontracting.  This Agreement and any Project Addendum may not be assigned by either party without the prior written consent of the other party; provided, however, that (i) a party hereto may assign this Agreement or a Project Addendum hereunder to a successor-in-interest to the party’s business and (ii) PPD may assign this Agreement or a Project Addendum or subcontract all or part of the Services to be performed hereunder to an Affiliate of PPD.  “Affiliate of PPD” shall mean an entity which can provide the Services and which controls, is controlled by or is under common control with PPD or PPD’s parent company Pharmaceutical Product Development, Inc.  In the event the Services shall be performed by an Affiliate of PPD, such Affiliate of PPD may be the contracting party to any Project Addendum for the Services.

16.12      Construction.  Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

16.13      Counterparts and Facsimile Signatures.  This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, shall constitute a single agreement.  A facsimile transmission of this signed Agreement bearing a signature on behalf of a party shall be legal and binding on such party.

16.14      Representative - Sponsor represents and warrants that it shall not name any PPD employee or other PPD representative on Line 15 of Form FDA 1571 or as the Senior Medical Officer in Canada on Line 87 of Form HC/SC 3011 or in any similar capacity for clinical trials conducted in other countries.  Sponsor acknowledges and understands that if Sponsor desires PPD to be responsible for review and evaluation of information relevant to the safety of the drug, Sponsor will have to enter into a separate contract with PPD for the provision of these services.

16.15      Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the date first above written.

PPD DEVELOPMENT, LP
By:	PPD GP, LLC
Its:	General Partner	Aastrom Biosciences, Inc.

By:	/s/ Brent Conway	By:	/s/ Tim M. Mayleben

Name:	Brent Conway	Name:	Tim M. Mayleben

Title:	VP, Business Development PPD, Inc.	Title:	President & CEO